Exhibit 21.1
Echo Global Logistics, Inc. Subsidiaries of the Company

Name of Subsidiary	State of Incorporation
Command Transportation, LLC	Delaware

Transportation Resource Group, LLC	Delaware

Expert Transport, LLC	Delaware

Echo/TMG Holdings, LLC	Delaware

Echo/Bestway Holdings, LLC	Delaware

Echo/FMI Holdings, LLC	Delaware

Echo/RT Holdings, LLC	Delaware

Echo/DSI Holdings, LLC	Delaware

Echo/Lubenow Holdings, LLC	Delaware

Echo/RGA Holdings, LLC	Delaware

Echo/FLI Holdings, LLC	Delaware

Echo/DNA Holdings, LLC	Delaware

Echo/Nationwide Holdings, LLC	Delaware

Echo/AT Holdings, LLC	Delaware

Trailer Transport, LLC	Delaware

Echo/Plum Holdings, LLC	Delaware

Echo/Tennessee Holdings, LLC	Delaware

Echo/SFS Holdings, LLC	Delaware

Echo/Open Mile, LLC	Delaware

Echo/OFS Holdings, LLC	Delaware

Echo/CL Holdings, LLC	Delaware

Echo/One Stop Holdings, LLC	Delaware

Command Texas, LLC	Delaware